Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact: Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com
Public Relations Contact:Lisa Greb Director, Public Relations Jo-Ann Stores, Inc. 330/463-3442

JO-ANN STORES ANNOUNCES SECOND QUARTER SALES RESULTS

HUDSON, OH — August 9, 2007 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that net sales, for the second quarter ended August 4, 2007, increased 7.0% to $388.5 million from $363.2 million in the prior year. Same-store sales for the quarter increased 7.0% versus a same-store sales decrease of 8.4% for the second quarter last year.

“We are pleased with our sales performance during the second quarter,” said Jim Kerr, Chief Financial Officer.  “Sales were driven by our new marketing programs and by capturing volume from competitor store closures and category changes. The process we implemented this year to sell through clearance merchandise in a more timely manner also contributed to sales growth, but impacted gross margin, as expected. We will continue to execute our plans to enhance profitability over the long term through a balanced approach to sales growth and margin improvement.”

Net sales for the six-month period ended August 4, 2007 were $812.7 million versus $787.9 million for the same period in the prior year. Year-to-date same-store sales increased 4.2% versus a same-store sales decrease of 6.0% for the same period last year.

Second Quarter Conference Call

On August 29, 2007, the Company will report earnings for its second quarter of fiscal 2008. In conjunction with the second quarter earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern Time. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 612 Jo-Ann Fabric and Craft traditional stores and 177 Jo-Ann superstores.